Exhibit 4.1
PROMISSORY NOTE

Borrower:	Telanetix, Inc. (Delaware) Telanetix, Inc. (California) AccessLine Holdings, Inc. AccessLine Communications Corporation 11201 SE 8th Street Bellevue, WA 98004	Lender:	East West Bank Loan Servicing Department 9300 Flair Drive, 6th Floor El Monte, CA 91731

Principal Amount: $7,500,000.00	Date of Note: December 14, 2012

PROMISE TO PAY.  Telanetix, Inc., a Delaware corporation, Telanetix, Inc., a California corporation, AccessLine Holdings, Inc., a Delaware corporation and AccessLine Communications Corporation, a Delaware corporation (collectively, "Borrowers" and individually each a "Borrower") promise to pay to East West Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Seven Million Five Hundred Thousand & 00/100 Dollars ($7,500,000.00), together with interest on the unpaid principal balance from December 14, 2012, until paid in full.

PAYMENT.  Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances as described in the "INTEREST CALCULATION METHOD" paragraph using the interest rates described in this paragraph:  47 monthly consecutive principal payments of $125,000.00 each, beginning January 2, 2013, during which interest continues to accrue on the unpaid principal balance using an interest rate per annum based on the daily Wall Street Journal Prime Rate, as quoted in the "Money Rates" column of The Wall Street Journal (Western Edition), rounded to two decimal places, all as determined by Lender (currently 3.250%), plus a margin of 1.750 percentage points, adjusted if necessary for the minimum and maximum rate limitations for this loan resulting in an initial interest rate of 5.000% per annum based on a year of 360 days; 47 monthly consecutive interest payments, beginning January 2, 2013, with interest calculated on the unpaid principal balances using an interest rate stated above which is 1.75% over the Index; and one principal and interest payment of  all principal and accrued interest not yet paid together with any other unpaid amounts under this Note on December 13, 2016, with interest calculated on the unpaid principal balance using an interest rate stated above which is 1.75% over the Index.  Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs.  Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

EXCESS CASH FLOW PAYMENTS. Commencing the fiscal year ending December 31, 2013 and for each fiscal year thereafter, Borrowers shall make additional payments equal to twenty-five percent (25%) of Excess Cash Flow (as defined in the Loan and Security Agreement executed by Borrowers and Lender concurrently herewith, the ("Loan Agreement")) for the subject fiscal year, within thirty (30) days of the delivery of Parents audited annual financial statement therefor (“Excess Cash Flow Payments”).  Excess Cash Flow Payments will be applied first to principal; then to any accrued unpaid interest; then to any late charges; and then to any unpaid collection costs.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the daily Wall Street Journal Prime Rate, as quoted in the "Money Rates" column of The Wall Street Journal (Western Edition), rounded to two decimal places, all as determined by Lender (the "Index").  The Index is not necessarily the lowest rate charged by Lender on its loans.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrowers.  Lender will tell Borrowers the current Index rate upon Borrowers' request.  The interest rate change will not occur more often than each day.  Borrowers understand that Lender may make loans based on other rates as well.  The Index currently is 3.250% per annum.  The interest rate or rates to be applied to the unpaid principal balance during this Note will be the rate or rates set forth herein in the "Payment" section.  NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD.  Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.

PREPAYMENT PENALTY; MINIMUM INTEREST CHARGE.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.   In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $100.00.  Upon prepayment of this Note, Lender is entitled to the following prepayment penalty:  Prepayment Premium.  No prepayments shall be permitted under the Note, notwithstanding anything to the contrary contained elsewhere in the Note or the other documents executed in connection herewith, other than under the terms and conditions set forth below.  Borrower may only prepay the loan evidenced by the Note, in full, but not in part, upon at least five days prior written irrevocable notice to Lender, and on the condition that: Borrower shall also pay, at the time of and in addition to such prepayment, a premium (the "Prepayment Premium") equal to one percent (1%) of the original amount of this Note amount so prepaid if such prepayment is effected during the period from the date hereof to the first (1st) year anniversary of the date hereof. There will be no prepayment penalty after the first (1st) year anniversary of the date hereof.

Borrower hereby expressly agrees that upon prepayment of the balance of the loan at any time and for any reason, Borrower or any other party making any such prepayment shall be obligated to pay, concurrently with such prepayment, as a prepayment fee, the Prepayment Premium provided for above, whether such prepayment is made or occurs (i) as the result of a voluntary acceptance by Lender of a prepayment tendered by Borrower; (ii) by the Lender's acceleration as a result of an Event of Default; (iii) in connection with any reinstatement of the loan under any foreclosure proceedings or in connection with the purchase of any property at a foreclosure sale; or (iv)  in connection with any right of redemption exercised by Borrowers or any other party having the right to redeem or prevent any foreclosure of any deed of trust.  By initialing this provision in the space provided below, Borrowers declare that Lender's agreement to make the subject loan at the interest rate and for the terms set forth in the Note constitutes adequate consideration, given individual weight by Borrowers, for this waiver and agreement.

Initials: PCB                            PCB             PCB            PCB

Additional Borrower Waiver.  By its signature below, Borrowers expressly waive any right to prepay the Note except on the express terms of this Note. Borrowers acknowledge that prepayment of the loan may result in additional costs, liabilities and expenses to Lender and also the loss of foregone opportunities to have instead loaned the funds advanced to Borrowers to another borrower at the same interest rate.  Borrowers therefore agree to pay the Prepayment Premium described above, and further acknowledges that the Prepayment Premium represents a reasonable estimate of the prepayment costs, liabilities, expenses and loss of Lender. Borrowers are a knowledgeable investor and fully understands that Lender's willingness to offer a fixed interest rate is sufficient and independent consideration for this waiver, and Borrowers understand that Lender would not offer this rate to Borrowers absent this waiver.  Other than Borrowers' obligation to pay any minimum interest charge and prepayment penalty, Borrowers may pay all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrowers of Borrowers' obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrowers making fewer payments.  Borrowers agree not to send Lender payments marked "paid in full", "without recourse", or similar language.  If Borrowers send such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrowers will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to:  East West Bank, Loan Service Department, 9300 Flair Drive, 6th Floor El Monte, CA  91731.

LATE CHARGE.  If a regularly scheduled payment of principal (other than at maturity, whether by acceleration or otherwise) is 10 days or more late, Borrowers will be charged 4.000% of the unpaid portion thereof.

INTEREST AFTER DEFAULT.  During the existence of an Event of Default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by adding an additional 4.000 percentage point margin ("Default Rate Margin").  The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default.  After maturity, or after this Note would have matured had there been no default, the Default Rate Margin will continue to apply to the final interest rate described in this Note.  If judgment is entered in connection with this Note, interest will continue to accrue after the date of judgment at the rate in effect at the time judgment is entered.  However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT.  Any "Event of Default" under the Loan Agreement shall constitute an "Event of Default" hereunder.

LENDER'S RIGHTS.  Upon the occurrence of an Event of Default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's reasonable legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER.  Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW.  This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of New York without regard to its conflicts of law provisions.  This Note has been accepted by Lender in the State of Washington.

DISHONORED ITEM FEE.  Borrower will pay a fee to Lender of $18.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrowers’ accounts with Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts which any Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrowers authorize Lender, to the extent permitted by applicable law, to charge or setoff during the existence of an Event of Default all sums owing on the indebtedness against any and all such accounts.

CHOICE OF VENUE. If there is a lawsuit, Borrowers agree upon Lender's request to submit to the Jurisdiction of the court of King County, State of Washington.

COUNTERPART PROVISION. This document may be signed in any number of counterparts, which, when delivered in the original to Lender, shall together constitute one original document.

FACSIMILE OR OTHER IMAGE. A facsimile, scanned or other copy of this  Promissory Note, as executed, shall be deemed the equivalent of the originally executed copy for all purposes, so long as Lender is the holder hereof.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrowers and upon Borrowers' successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS.  If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrowers and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS.  BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWERS ACKNOWLEDGE RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

Telanetix, Inc., a Delaware corporation

By: /s/ Paul C. Bogonis
      Name:  Paul C. Bogonis
      Title:  CFO

Telanetix, Inc., a California corporation

By: /s/ Paul C. Bogonis
      Name:  Paul C. Bogonis
      Title:  CFO

AccessLine Holdings, Inc., a Delaware corporation

By: /s/ Paul C. Bogonis
      Name:  Paul C. Bogonis
      Title:  CFO

AccessLine Communications Corporation, a Delaware corporation

By: /s/ Paul C. Bogonis
      Name:  Paul C. Bogonis
      Title:  CFO